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                                                                 Exhibit 99.(c)


     The following provisions of the Declaration of Trust and By-Laws of Strategic Partners Series constitute all instruments defining the rights of holders of the securities proposed to be offered:

I.     Relevant Provisions of Declaration of Trust:

       Article III                      Shares
       Article IV                       The Board of Trustees
       Article V                        Shareholders' Voting Powers and
                                        Meetings
       Article VIII, Section 2          Termination of Trust or Series
       Article VIII, Section 4          Amendments
       Article VIII, Section 9          Derivative Actions

II.    Relevant Provisions of By-Laws:

       Article III                      Shareholders
       Article XII                      Amendments